Mail Stop 4561

      November 29, 2005

James J. TerBeest
Chief Financial Officer
Crdentia Corporation
14114 Dallas Parkway
Suite 600
Dallas, TX 75254

      Re:	Crdentia Corporation
		Form 10-KSB for the Year Ended December 31, 2004
		Filed March 31, 2005
		File No. 0-31152

Dear Mr. TerBeest:

      We have completed our review of the forms listed above and related filings and have no further comments at this time.



								Sincerely,



Steven Jacobs
      Accounting Branch Chief

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